Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Holly Energy Partners, L.P. Long-Term Incentive Plan of our reports dated February 24, 2012, with respect to the consolidated financial statements of Holly Energy Partners, L.P. and the effectiveness of internal control over financial reporting of Holly Energy Partners, L.P. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

July 24, 2012